EXHIBIT 10.15

                          SITE DEVELOPMENT AND HOSTING
                                    AGREEMENT


         This AGREEMENT, dated as of February 7, 2000 (the "Effective Date"), is by and between UNIVERSITY.COM, a Joint Venture of UNIVERSITY.COM, INC., a Minnesota corporation with its principal place of business at 800 Washington Avenue, Suite 508, Minneapolis, Minnesota 55401 and ENTREPORT CORPORATION, a Florida corporation with its principal place of business at 2970 Business Park Drive, Suite B, Vista, California 92083 (collectively referred to as "UNIVERSITY.COM"), and THE PRUDENTIAL REAL ESTATE AFFILIATES, INC. a Delaware corporation with its principal place of business at 3333 Michelson Drive, Suite 1000, Irvine, CA 92612 ("PREA").

         WHEREAS, UNIVERSITY.COM is in the business of developing and hosting private-label, on-line training and education websites for use by companies in training employees, contractors and other service providers;

         WHEREAS, PREA is engaged in the franchising of independently owned and operated real estate brokerage companies specializing in the marketing of real estate and related services.

         WHEREAS, PREA desires to engage UNIVERSITY.COM to develop and implement a customized, on-line education and training program for use by the owners, brokers, agents and employees of the PREA franchised companies ("PREA Users"); and

         WHEREAS, UNIVERSITY.COM desires to perform such services for PREA pursuant to the terms of this Agreement.

         NOW, THEREFORE, in consideration of the mutual premises and covenants hereinafter set forth, the parties agree as follows:

         1. DEFINITIONS

                  1.1 "CONFIDENTIAL INFORMATION" shall mean all proprietary information of a party, including, without limitation, specifications, diagrams, information, data, materials, prototypes or models relating to a party's products, programs, markets, customers, suppliers, inventions, procedures, designs, research and development, business plans, financial projections, organizations, employees or consultants or any other similar aspects of the present or future business of either party.

                  1.2 "COURSES" shall mean the general real estate and professional business training courses listed on Exhibit A, the EntrePort Courses listed on Exhibit B, and any courses developed by UNIVERSITY.COM using the PREA Course Content, which shall be offered to PREA Users on the Site.

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                  1.3 "COURSE CONTENT" shall refer collectively to the
UNIVERSITY.COM Course Content, EntrePort Course Content, PREA Course Content, PREA Third Party Course Content and UNIVERSITY.COM Third Party Course Content, and any updates or revisions thereto.

                  1.4 "ENTREPORT COURSE CONTENT" shall mean all educational materials and learning components created by EntrePort Corporation, prior to the Effective Date, or created by EntrePort and included in the Courses pursuant to this Agreement, and licensed to PREA hereunder.

                  1.5 "ENTREPORT COURSES" shall mean the general real estate and professional training courses listed on Exhibit B.

                  1.6 "PREA COURSE CONTENT" shall mean all educational materials and learning components created by PREA for the Courses and provided to UNIVERSITY.COM by PREA for inclusion in the Courses.

                  1.7 "PREA COURSE CONTENT ADDENDUM" shall mean the addendum, in a form substantially similar to Exhibit G, that PREA shall provide to UNIVERSITY.COM from time to time to amend the PREA Course Content Schedule and to authorize and provide additional PREA Course Content to UNIVERSITY.COM for development of Courses incorporating the PREA Course Content.

                  1.8 "PREA COURSE CONTENT SCHEDULE" shall mean the schedule attached hereto as Exhibit F, which will be revised as necessary, pursuant to which the PREA Course Content shall be delivered to UNIVERSITY.COM by PREA, and the fee to be paid by PREA to UNIVERSITY.COM for development of Courses incorporating the PREA Course Content shall be paid.

                  1.9 "PREA INTRANET" shall mean PREA's secure (accessible by users with valid user ids and passwords), internal, intranet website.

                  1.10 "PREA MATERIALS" shall refer collectively to the PREA Course Content and the PREA Site Content.

                  1.11 "PREA SITE CONTENT" shall mean PREA designs, trademarks, logos, text, images, graphics, audio clips and other material provided to UNIVERSITY.COM by PREA for inclusion on the Site in an electronic format acceptable to UNIVERSITY.COM.

                  1.12 "PREA THIRD PARTY COURSE CONTENT" shall mean all educational, technical and other content for the Courses licensed by PREA from a third party that are included in the Site. Inclusion of such content on the Site is subject to approval by UNIVERSITY.COM per Section 2.6 and subject to technical integration and feasibility as determined by UNIVERSITY.COM.

                  1.13 "PREA USER" shall mean an individual, as defined above, who has been issued a password by UNIVERSITY.COM for access to the Site.

                  1.14 "PRODUCTION DATE" shall mean the date on which the Site is first available on the PREA Intranet for use by all PREA Users.

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                  1.15 "VIRTUAL UNIVERSITY" shall mean UNIVERSITY.COM's
proprietary software for delivering on-line, real estate-specific business training courses and related course management services.

                  1.16 "SITE" shall mean the private-label, on-line training and education website developed and hosted by UNIVERSITY.COM, and accessible via the PREA Intranet.

                  1.17 "SITE CONTENT" shall mean all text, images, graphics and other materials on the Site.

                  1.18 "SPECIFICATIONS" shall mean the functional and design specifications for the Site set forth in Exhibit C hereto.

                  1.19 "UNIVERSITY.COM COURSES" shall mean the general real estate and professional training courses listed on Exhibit A.

                  1.20 "UNIVERSITY.COM COURSE CONTENT" shall mean all educational materials and learning components created by UNIVERSITY.COM prior to the Effective Date, or created by UNIVERSITY.COM and included in the Courses pursuant to this Agreement, and licensed to PREA hereunder.

                  1.21 "UNIVERSITY.COM MATERIALS" shall mean the UNIVERSITY.COM Courses, the UNIVERSITY.COM Course Content, and the designs, layout, structure, sequence, organization, text, images, graphics, audio clips, software and other material contained on or within the Site, excluding the PREA Materials.

                  1.22 "UNIVERSITY.COM THIRD PARTY COURSE CONTENT" shall mean all educational, technical and other content for the Courses licensed by UNIVERSITY.COM from a third party, excluding the PREA Content, that are included in a Course.

                  1.23 "USER AGREEMENT" shall mean the license agreement attached hereto as Exhibit D (to be provided), and as may be revised from time to time by UNIVERSITY.COM with PREA's prior written approval), pursuant to which PREA Users will access the Site and use the Course Content.

         2. UNIVERSITY.COM OBLIGATIONS; RIGHT OF REMOVAL

          Pursuant to the terms of this Agreement, UNIVERSITY.COM shall perform the following services:

                  2.1 SITE DESIGN AND CUSTOMIZATION. UNIVERSITY.COM shall design the Site, and customize the Site in accordance with mutually agreeable Specifications.

                  2.2 COURSE DEVELOPMENT. UNIVERSITY.COM shall, using the Course Content, develop the Courses, and make them available to PREA Users via the Site pursuant to the User Agreement. Development of Courses incorporating the PREA Course Material will be authorized by and pursuant to their respective PREA Course Content Addendum.

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                  2.3 ACCEPTANCE. All Site Design, Customization and Course
Development ("Services") shall at all times be subject to PREA's reasonable satisfaction and approval as provided herein. UNIVERSITY.COM shall provide PREA with reasonably detailed specifications for the Services. PREA shall approve the final Specifications before UNIVERSITY.COM commences the Services. Thereafter, any changes made by PREA to the Specifications shall result in additional charges to be paid by PREA at the rate of $150 per hour to implement the changes to the Specifications. PREA shall not be required to pay for any Services that fail to comply with the Specifications. Upon approval of the final Specifications, the parties will develop a mutually agreeable production schedule for the performance of the Services.

UNIVERSITY.COM shall make available a complete version of the PREA Materials created while performing the Services on a password protected server (the "Designated Server") for PREA's review and acceptance. On or before April 15, 2001, UNIVERSITY.COM will provide PREA with access to the completed Site with beta testing two weeks before that date. PREA shall have 14 calendar days to review and evaluate the Services (the "Acceptance Period") to assess whether it meets the Specifications and meets industry standards for professional, technical and artistic quality. Acceptance shall not be unreasonably withheld. Any rejection shall state specifically the manner in which the deliverable is defective. Thereafter, UNIVERSITY.COM shall have a period of 14 calendar days within which to cure, or in the event that the defect is such that it cannot reasonably be cured within 14 calendar days, to commence a cure, of any defective condition in the Services (the "Cure Period"). If UNIVERSITY.COM is unable to cure the defective condition in the Services during the Cure Period, PREA may, in its sole discretion, elect to: (a) extend the time for UNIVERSITY.COM to provide revised Services for acceptance testing in accordance with this section; (b) revise the Specifications and negotiate an appropriate adjustment in the fees in Sections 6.1 and 6.3; ( c ) complete the Services and deduct the costs of completion from the fees in Sections 6.1 and 6.3; or (d) terminate this Agreement without any further liability to UNIVERSITY.COM.

                  2.4 SITE HOSTING. UNIVERSITY.COM shall host the Site on the server located at its data center in Minneapolis, Minnesota. Commencing on the Production Date, UNIVERSITY.COM will use commercially reasonable efforts to make the Site continuously available to PREA Users, with the exception of: (a) scheduled maintenance and required repairs, and (b) any loss or interruption of hosting services due to causes beyond UNIVERSITY.COM's control, including, without limitation, interruption or failure related to the PREA Intranet, or telecommunication or digital transmission links, and Internet failures or shut downs and third party DNS hosting failures. At UNIVERSITY.COM's expense, UNIVERSITY.COM shall maintain daily backups of the Site at a remote and secure location. UNIVERSITY.COM will also maintain a copy of the system source code for the Site in an escrow account in a secure location. The system code will be held at Wells Fargo Bank in Minneapolis, MN in a secured safe deposit box. This location is subject to change and PREA will be provided with written notice of any such location change within 30 days of such change. Access to the safe deposit box shall be limited pursuant to a mutually acceptable access agreement that provides access rights to PREA only upon the happening of certain events.

                  2.5 SITE STANDARDS. SITE STANDARDS. UNIVERSITY.COM's hosting standards shall conform to the following:

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                  (a) AVAILABILITY OF THE SITE. The Site shall be publicly
                  available to PREA Users a minimum of 99% of the time during any 12-month period and there will be no period of interruption in public accessibility to the Site that exceeds 36 continuous hours, subject to the terms of Section 2.4. In the event that any interruption is expected to exceed 36 continuous hours, and the interruption is within the control of UNIVERSITY.COM, UNIVERSITY.COM shall provide, at its expense, replacement server(s) to host the Site and re-establish availability for PREA Users.

                  (b) SITE SECURITY. Subject to the security controls of the PREA Intranet as employed for initial Site access and registration, UNIVERSITY.COM shall only allow authorized PREA employees and PREA Users to have access to the Site and only for purposes authorized by this Agreement. UNIVERSITY.COM shall comply with all PREA security guidelines related to the Site; as such guidelines may be updated by PREA from time to time. UNIVERSITY.COM shall prevent unauthorized direct access to the Designated Server, login and access to other restricted areas of the Site and any databases or other sensitive material generated from or used in conjunction with the Site; and UNIVERSITY.COM shall immediately notify PREA of any known security breaches or holes.

                  2.6 SITE MAINTENANCE AND TECHNICAL SUPPORT. UNIVERSITY.COM will use commercially reasonable efforts to provide PREA with reasonable assistance to maintain and update the Site during the term of this Agreement, and shall provide standard technical assistance to PREA and PREA Users in the operation and use of the Site and the Courses, all in accordance with Exhibit E hereto. Any additional maintenance services will be provided for a fee, which shall be negotiated between the parties.

                  2.7 RIGHT OF REMOVAL AND USER TERMINATION. PREA acknowledges and agrees that UNIVERSITY.COM shall have the right to remove from, or refuse to include on, the Site, any PREA Materials which UNIVERSITY.COM reasonably believes are unlawful, distasteful or violate the rights of a third party (including, without limitation intellectual property rights) and UNIVERSITY.COM provides PREA with a detailed written explanation of the reasons for its decision, including all facts which supports its finding that the materials are unlawful, distasteful or violates the rights of a third party. Such detailed explanation shall be provided to PREA at the time that UNIVERSITY.COM advises PREA of its decision to remove PREA Materials or its refusal to post PREA Materials. PREA further acknowledges and agrees that UNIVERSITY.COM shall have the right, after providing written notice of the alleged violation and a thirty
(30) day opportunity to cure, to suspend or terminate the password and account of any PREA User that is in violation of the terms of the User Agreement and has failed to cure such violation.

                  2.8 PROMOTION BY UNIVERSITY.COM. UNIVERSITY.COM will promote the Site as more particularly set forth in Exhibit H hereto.

         3. PREA OBLIGATIONS.

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                  3.1 DELIVERY OF PREA SITE CONTENT. Within 30 days from the
Effective Date, PREA shall deliver to UNIVERSITY.COM the PREA Site Content to be included on the Site.

                  3.2 DELIVERY OF PREA COURSE CONTENT AND PREA THIRD PARTY COURSE CONTENT. PREA Course Content and PREA Third Party Course Content will be delivered in accordance with the PREA Course Content Schedule, as such is amended from time to time by the PREA Course Content Addenda.

                  3.3 CONTENT CONTROL. PREA acknowledges and agrees that it will be solely responsible for creating, reviewing, and authorizing modifications to, the PREA Materials. PREA acknowledges that UNIVERSITY.COM is acting as a passive conduit for the distribution and publishing of the PREA Materials. UNIVERSITY.COM has no obligation to PREA, and undertakes no responsibility, to review the PREA Content to determine whether any such content may incur liability to third parties. UNIVERSITY.COM acknowledges and agrees that it is responsible for ensuring that the PREA content is posted in the form approved by PREA and that no unauthorized changes are made to that content.

                  3.4 PROMOTION BY PREA. PREA will promote the Site as more particularly set forth in Exhibit H hereto.

                  3.5 EXCLUSIVITY. PREA agrees that during the Initial Term (as defined below) of this Agreement, UNIVERSITY.COM shall be PREA's exclusive source for online training and education for the PREA Users in the United States. However, PREA may employ third party vendors to design training materials for on-line delivery, which may be offered through the Site; provided however, that UNIVERSITY.COM shall have the right to bid for the production and design of all training materials for on-line delivery which may be offered through the Site. Any third party vendor materials offered through the Site must comply with the Specifications, the requirements of Section 1.12 above, shall not be duplicative of content already produced or provided by UNIVERSITY.COM, and all agreements with such third parties shall be added as exhibits to this Agreement. Notwithstanding the foregoing, UNIVERSITY.COM acknowledges that PREA entered into several third party agreements for online training and education prior to the Effective Date. Those previous third party agreements shall not be found to violate this provision and shall be allowed to continue in effect until they expire or are terminated in accordance with their terms.

         4. PASSWORD ADMINISTRATION

                  4.1 EXISTING USERS OF PREA INTRANET. PREA will provide UNIVERSITY.COM with all reasonable information requested by it to facilitate the issuance by UNIVERSITY.COM of passwords for access to the Site to those individuals who are authorized by PREA to use the PREA Intranet as of the Effective Date.

                  4.2 NEW USERS OF PREA INTRANET. With regard to those individuals not authorized by PREA to access the PREA Intranet as of the Effective Date, UNIVERSITY.COM shall provide to PREA the source code necessary for placement by PREA of a form on the PREA Intranet (the "Registration Form") for the registration of, and issuance of passwords by UNIVERSITY.COM to, such individuals. PREA may modify the source code for the Registration Form solely for the purpose of entering user names in the appropriate field. PREA shall immediately submit to UNIVERSITY.COM completed Registration Forms, and UNIVERSITY.COM shall issue to such individuals a password for access to the Site.

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                  4.3 USER LOG-IN. UNIVERSITY.COM shall provide to PREA the
source code necessary for placement of a log-in form ("Log-in Form") on the PREA Intranet by PREA in a manner sufficient to facilitate the verification of PREA User information by UNIVERSITY.COM via its database each time a PREA User logs in to the Site. The Log-in Form will be used for access to the Site by all PREA Users. All source code and related materials provided to PREA by UNIVERSITY.COM relating to the Registration Form or the Log-in Form shall hereinafter be referred to as the "Registration Materials," and shall be subject to the terms of Section 5.1.

                  4.4 REGISTRATION FOR PREA LIVE COURSES. PREA offers a variety of live real estate related courses to the PREA Users (the "Live Courses"). UNIVERSITY.COM shall develop an area on the Site for the PREA Users to register for the Live Courses ("Registration Area"). UNIVERSITY.COM will provide PREA with access to the Registration Area to post and update course titles, times and locations for the Live Courses. UNIVERSITY.COM will collect payment from the PREA Users for the Live Courses remitting it to PREA in accordance with the payment terms in Section 6.9 minus fifteen percent (15%) of the total amount paid by the PREA User which will be UNIVERSITY.COM's fee for this service. UNIVERSITY.COM will provide PREA with monthly reports updating PREA on registration for each Live Course. The reports will include a breakdown of monies collected from the PREA Users, contact information for each registrant and a running total of the number of registrants for each Live Course. UNIVERSITY.COM shall also be permitted to list its live seminars in the Registration Area, provided that UNIVERSITY.COM clearly differentiates its seminars from the Live Courses and the advertisements for UNIVERSITY.COM's seminars appear to be the same size or smaller then the advertisements for the Live Courses.

         5. LICENSE GRANTS.

                  5.1 UNIVERSITY.COM MATERIALS, UNIVERSITY.COM THIRD PARTY COURSE CONTENT AND REGISTRATION MATERIALS. Subject to the terms of this Agreement, UNIVERSITY.COM hereby grants to PREA a non-exclusive, non-transferable, limited license, without right of sublicense, to access, display and use the Site, the UNIVERSITY.COM Materials, UNIVERSITY.COM Third Party Course Content and the Registration Materials. PREA shall not, and shall not knowingly allow any third party (including, without limitation any PREA
User) to, download or otherwise reproduce or distribute the UNIVERSITY.COM Materials, the UNIVERSITY.COM Third Party Course Content or the Registration Materials, or modify, reverse engineer, decompile or disassemble any UNIVERSITY.COM Materials, the UNIVERSITY.COM Third Party Course Content or the Registration Materials except as expressly permitted by this Agreement or the User Agreement. PREA shall not allow any third party, with the exception of PREA Users, to access the Site or any UNIVERSITY.COM Materials contained therein. PREA acknowledges and agrees that use of the UNIVERSITY.COM Third Party Course Content is subject to UNIVERSITY.COM's agreements with its licensors, and that such licensors may have the right to modify or terminate UNIVERSITY.COM's right to use and sub-license the UNIVERSITY.COM Third Party Course Content at any time.

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                  5.2 PREA SITE CONTENT. Subject to the terms of this Agreement,
PREA hereby grants to UNIVERSITY.COM for the term of this Agreement, a revocable, nonexclusive, royalty-free worldwide license to use, reproduce, distribute, publicly perform, publicly display and modify the PREA Site Content in connection with the development, hosting and maintenance of the Site and services performed by UNIVERSITY.COM hereunder for PREA's benefit only in connection with UNIVERSITY.COM's provision of services under this Agreement.
PREA grants no rights other than explicitly granted herein, and UNIVERSITY.COM shall not exceed the scope of its license.

                  5.3 PREA COURSE CONTENT. Subject to the terms of this Agreement, PREA hereby grants to UNIVERSITY.COM for the term of this Agreement, a revocable, non-exclusive royalty-free worldwide license to use, reproduce, distribute, publicly perform, publicly display and modify the PREA Course Content in connection with UNIVERSITY.COM's performance of its obligations hereunder. PREA grants no rights other than explicitly granted herein, and UNIVERSITY.COM shall not exceed the scope of its license. UNIVERSITY.COM acknowledges and agrees that use of the PREA Third Party Course Content is subject to PREA's agreements with its licensors, and that such licensors may have the right to modify or terminate PREA's right to use and sublicense the PREA Third Party Course Content at any time.

                  5.4 TRADEMARK LICENSES.

                  (a) UNIVERSITY.COM hereby grants to PREA, subject to the terms of this Agreement, a non-exclusive, non-transferable, royalty-free right, without right of sublicense, to use the UNIVERSITY.COM trademark solely to promote the use of the Site by PREA Users as set forth herein.

                  (b) PREA hereby grants to UNIVERSITY.COM, subject to the terms of this Agreement, a non-exclusive, non-transferable (unless otherwise set forth herein), royalty-free right, without right of sublicense, to use the Rock Prudential logo , and The Prudential Real Estate Affiliates, Inc. and Prudential Real Estate trademarks (hereinafter "PREA trademarks") solely in connection with the performance of its obligations hereunder. PREA will provide the PREA Trademarks to UNIVERSITY.COM in electronic format. UNIVERSITY.COM shall use PREA's trademarks exactly in the form and color provided by PREA. UNIVERSITY.COM acknowledges that any use of the PREA trademarks pursuant to this Agreement shall inure to the benefit of PREA and its affiliates, and further acknowledges PREA and its affiliates' rights in the PREA trademarks and the goodwill pertaining thereto, and agrees that it shall not challenge the validity of PREA and its affiliates' ownership thereof. UNIVERSITY.COM shall not have any right, title, license, or interest, express or implied, in and to the PREA trademarks, except as specifically provided herein.

         6. FEES AND PAYMENT.

All fees payable hereunder will be paid in U.S. Dollars.

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                  6.1 MAINTENANCE AND SUPPORT FEE. PREA shall pay to
UNIVERSITY.COM Four Thousand Five Hundred Dollars ($4,500) quarterly for maintenance and support of the Site as set forth herein, which amount shall be due and payable on the first day of each ninety (90)-day period following the Effective Date. Said fee is based upon the hosting of the Site at UNIVERSITY.COM. In the event that it becomes necessary to co-locate the Site hosting on any other server, then said fees shall be subject to adjustment, as mutually and reasonably agreed upon by the parties. For any Renewal Term of this Agreement, as defined below, such quarterly fees shall be subject to annual review and adjustment. UNIVERSITY.COM agrees that it will not increase such fees annually more than ten percent (10%) above the fees charged PREA during the previous year.

                  6.2 COURSE DEVELOPMENT FEES. PREA shall pay UNIVERSITY.COM a fee for each developed hour of Course Content created by UNIVERSITY.COM hereunder, using the PREA Course Content provided to UNIVERSITY.COM pursuant to the PREA Course Content Schedule in Exhibit F, as amended from time to time by various PREA Course Content Addenda, Exhibit G. Development of the Course Content shall be subject to the acceptance provisions contained in Section 2.3. PREA shall pay UNIVERSITY.COM a flat rate of $30,000 for the first ten hours of developed Course Content. Any additional development shall be billed at a rate of $150 per hour of developed Course Content. A "developed hour" of content shall be a Course that consists of 10-12 five-minute lessons, depending upon the content and subject matter thereof. The Course development fee for each Course, as set forth in the PREA Course Content Schedule and the PREA Course Content Addendum, shall be due and payable as follows: 50% of the Course development fee on the execution of the PREA Course Content Addendum, and 50% of the Course development fee upon delivery by UNIVERSITY.COM of the relevant Course to PREA.

                  6.3 SYSTEM MODIFICATION FEES. From time to time, PREA may request that UNIVERSITY.COM modify the system to meet specific requirements as identified by PREA. In such instance, UNIVERSITY.COM shall provide a proposal to PREA describing the system modifications and proposed fees. The parties will mutually agree upon the terms of such system modifications and this Agreement shall be amended by the parties in writing to cover such system modifications. .

                  6.4 UNLIMITED ACCESS FEE. Through the Site, PREA Users will have unlimited access to the EntrePort Courses and the UNIVERSITY.COM Courses listed on Exhibits A and B. UNIVERSITY.COM will charge the PREA Users the discounted rate of $19.95 per month for access to the Courses as set forth on Exhibits A and B. The Unlimited Access Fee will not be increased without PREA's prior written consent. However, UNIVERSITY.COM may alter an individual members fee due to a special promotion or the terms and conditions of the User Agreement. Courses subject to third party licensing or royalty fees may be deleted from the Unlimited Access Fee program and made available on a pay per view basis at UNIVERSITY.COM's sole discretion.

                  6.5 PAY-PER-VIEW FEE. UNIVERSITY.COM may, for certain Courses, charge each PREA User, pursuant to the terms of the User Agreement, a fee each time a Course is viewed ("Pay-Per-View Fee").

                  6.6 CONTINUING EDUCATION FEES. Continuing education content may be offered on the Site in order to permit PREA Users to obtain credit pursuant to state licensing requirements. All continuing education content offered on the Site will be provided on a pay-per-credit basis. The rates to be charged for continuing education content will be equal to or less than UNIVERSITY.COM's generally published industry rates for such content.

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                  6.7 FREE ACCESS. UNIVERSITY.COM agrees to give free unlimited access to the Courses listed on Exhibit A and B to the top fifty (50) PREA Users as chosen by PREA in its sole discretion. Each PREA User selected for the free unlimited access program shall agree to provide at least one ten-minute follow-up interview, during which the PREA User will provide information and answers to questions posed by UNIVERSITY.COM. The information and quotations obtained in the interview may be used by UNIVERSITY.COM as an endorsement or testimonial as to the benefits of the Site.

                  6.8 REVENUE SHARING COMPENSATION. Commencing with the first calendar quarter following the Production Date, UNIVERSITY.COM shall pay to PREA a percentage of all membership revenue generated from the Site, including the ISUCCEED membership fee, the Pay-Per-View Fee Unlimited Annual Access Fee revenues and the Continuing Education Fee, net of any content licensing fees, collected by UNIVERSITY.COM for any courses listed on Exhibit A or B on the following scale:

                  0-5,000 PREA Users - 10% of membership revenue generated 5,001-10,000 PREA Users - 15% of membership revenue generated 10,0001+ PREA Users - 20% of membership revenue generated

                  UNIVERSITY.COM shall also pay PREA ten percent (10%) of all net e-commerce revenue generated from the Site (i.e. the bookstore). E-commerce revenue includes, but is not limited to, books, tapes, software, programs, seminars, coaching services, technology products, and products offered through strategic partners,.

                  Such payments to PREA shall be due and payable no later than thirty (30) days after the end of each calendar quarter. Payments due pursuant to this Section 6.9 shall be accompanied by a report setting forth the number of current members, Pay-Per-View Fee revenues, ISUCCEED membership revenues, Unlimited Annual Access Fee revenues and e-commerce revenues received by UNIVERSITY.COM in the preceding quarter.

                  6.9 AUDIT RIGHTS. UNIVERSITY.COM agrees to maintain, until one
(1) year after the termination of this Agreement, complete books, records and accounts regarding all monies due PREA in connection with this Agreement. UNIVERSITY.COM agrees to allow PREA's independent auditor, upon reasonable notice, to audit and examine such books, records and accounts during UNIVERSITY.COM's normal business hours. Such auditor shall report to PREA and UNIVERSITY.COM the amount of any over or under billing. In the event such auditor reasonably determines that UNIVERSITY.COM has underpaid PREA under this Agreement, UNIVERSITY.COM agrees to promptly pay PREA the amount of such shortfall. In the event such auditor reasonably determines that UNIVERSITY.COM has under billed PREA, PREA agrees to promptly pay to UNIVERSITY.COM the amount of such under billing. In addition, if any such examination reveals an under payment by UNIVERSITY.COM to PREA of five percent (5%) or more, UNIVERSITY.COM shall reimburse PREA its costs of such examination.

                  6.10 TAXES. PREA shall, in addition to the payments required hereunder, pay all applicable sales, use, transfer or other taxes, however designated, which are levied or imposed by reason of the transaction contemplated hereunder; excluding, however, income taxes on income which may be levied against UNIVERSITY.COM. The parties agree that the determination of the amount of state and local sales and use taxes, if any, the jurisdiction to which such taxes are to be paid, and any other determinations of a substantive or procedural nature relating to such taxes, will be the responsibility and prerogative of PREA, in its sole discretion.

                  All such taxes shall be specifically stated and billed to PREA by UNIVERSITY.COM and UNIVERSITY.COM shall itemize the components on the invoices. All such taxes shall be collected and remitted to the appropriate state by UNIVERSITY.COM. UNIVERSITY.COM shall have sole responsibility for the timely payment of all applicable state and local sales and use taxes with respect to all of PREA's purchases under this Agreement. UNIVERSITY.COM shall indemnify and hold PREA harmless from and against the amount of any claims, lawsuits or audits by state and local governmental agencies responsible for collecting sales and use taxes. UNIVERSITY.COM will further lend its full cooperation to PREA in the administration of any exemptions from sales tax to which PREA may be entitled including, but not limited to, Urban Enterprise Zone exemptions, or resale exemptions.

         7. PROPRIETARY RIGHTS.

                  7.1 UNIVERSITY.COM RIGHTS. Subject to the limited license granted to PREA hereunder, PREA acknowledges and agrees that UNIVERSITY.COM represents that it is the exclusive owner of all proprietary rights, including but not limited to copyrights, trademarks, patents and trade secrets, in and to the following

                  (a)      Virtual University ;

                  (b)      the UNIVERSITY.COM Materials;

                  (c)      the Site Content, exclusive of the PREA Site Content;

                  (d)      the Courses, exclusive of the PREA Course Content;
                           and

                  (e)      the Registration Material.

                  7.2 PREA RIGHTS. Subject to the limited license granted to UNIVERSITY.COM hereunder, UNIVERSITY.COM acknowledges and agrees that PREA is the exclusive owner of all proprietary rights, including but not limited to copyrights, trademarks, patents and trade secrets, in and to the PREA Materials.

                  7.3 UNIVERSITY.COM acknowledges and agrees that all PREA Materials developed or prepared for PREA by UNIVERSITY.COM from PREA source materials ("Work Product") are Confidential Information and the property of PREA. All right, title and interest in the Work Product shall vest in PREA and shall be deemed to be a work made for hire, made in the course of performing the Services hereunder. To the extent that title to any such Work Product may not vest in PREA by operation of law, or such Work Product may not be considered works made for hire, all right, title and interest therein are hereby irrevocably assigned to PREA. All such Work Product shall belong exclusively to PREA, with PREA having the right to obtain and to hold in its own name, copyright registrations, patents and such other intellectual property protection as may be appropriate to the subject matter, and any extensions or renewals thereof. UNIVERSITY.COM agrees to give PREA, and any person designated by PREA, reasonable assistance, at PREA's expense, required to perfect the rights defined in this Section, including, but not limited to executing and delivering all documents requested by PREA in connection therewith. All Work Product shall bear PREA's copyright and trade secret notices, as specified by PREA. No rights to the Work Product shall remain with UNIVERSITY.COM. Upon termination of this Agreement in accordance with section 8.2 below, PREA shall be able to provide the Work Product to the PREA Users on a web site of PREA's design. However, PREA's rights to utilize the Work Product with a third party web site developer or to provide the Work Product to third parties will be subject to UNIVERSITY.COM's prior written approval, which will not be unreasonably withheld, but may be subject to a fee to be negotiated by the parties based on the hours of Course Development performed by UNIVERSITY.COM. Notwithstanding the foregoing, UNIVERSITY.COM reserves all rights in and to the UNIVERSITY.COM rights set forth in Section 7.1.

         8. TERM AND TERMINATION.

                  8.1 TERM. This Agreement shall commence on the Effective Date and shall remain in full force and effect for a period of two (2) years (the "Initial Term") from and after the Production Date. Thereafter, this Agreement shall automatically renew for successive one year terms unless either party shall, at least ninety (90) days prior to the expiration of any term, give written notice of the other of its intention to terminate the Agreement ("Renewal Term(s)").

                  8.2 TERMINATION. This Agreement may be terminated prior to the expiration hereof as follows:

                  (a) Either party may terminate this Agreement at any time by giving notice in writing to the other party if the other party files a petition of any type as to its bankruptcy, is declared bankrupt, becomes insolvent, makes an assignment for the benefit of creditors, goes into liquidation or receivership, or otherwise loses legal control of its business;

                  (b) Either party may terminate this Agreement at any time by giving notice in writing to the other party if the other party is in material breach of this Agreement, and has failed to cure such breach within thirty (30) days of the receipt of written notice of breach from the non-breaching party;

                  8.3 RIGHTS AND OBLIGATIONS ON TERMINATION. If this Agreement is terminated for any reason, the parties shall have the following rights and obligations:

                  (a) Termination of this Agreement shall not release either party from the obligation to make payment of all amounts then or thereafter due and payable;

                  (b) All licenses granted pursuant to Article 5, and the respective licensee's rights and obligations thereunder, shall automatically terminate; and

                  (c) The parties' respective rights and obligation under Articles 7, and 9 through 12, and Sections 8.3, and 8.4 shall survive termination of this Agreement.

                  8.4 NO COMPENSATION. The parties agree that, without prejudice to any other remedies at law or in equity that either party may have in respect of any breach of this Agreement, neither party shall be entitled to or claim that it is entitled to any compensation or like payment as a result of or arising out of any termination in accordance with this Article 8, whether claimed as loss of good will, lost profits, lost investments, or otherwise.

         9. CONFIDENTIAL INFORMATION AND USE OF DATA

                  9.1 OBLIGATION. All Confidential Information shall be deemed confidential and proprietary to the party disclosing such information hereunder. Each party may use the Confidential Information of the other party during the term of this Agreement only as permitted or required for the receiving party's performance hereunder. The receiving party shall not disclose or provide any Confidential Information to any third party and shall take reasonable measures to prevent any unauthorized disclosure by its employees, agents, contractors or consultants during the term hereof including appropriate individual nondisclosure agreements. The foregoing duty shall survive any termination or expiration of this Agreement.

                  9.2 EXCLUSIONS. The following shall not be considered Confidential Information for purposes of this Article 9: (i) information which is or becomes in the public domain through no fault or act of the receiving party; (ii) information which was independently developed by the receiving party without the use of or reliance on the disclosing party's Confidential Information; (iii) information which was provided to the receiving party by a third party under no duty of confidentiality to the disclosing party; or (iv) information which is required to be disclosed by law, provided, however, prompt prior written notice thereof shall be given to the party whose Confidential Information is involved so that such party may act to protect said Confidential Information..

                  9.3 TERMS OF AGREEMENT. The parties acknowledge and agree that the terms of this Agreement are deemed confidential pursuant to this Article 9, and therefore may not be disclosed without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided however, that any of the parties hereto may disclose such information in accordance with Section 9.2.

                  9.4 DURATION; SURVIVING OBLIGATION. Each party's obligations of non-use and non-disclosure of the other party's confidential information shall apply during the term of this Agreement, and shall also survive for a period of five (5) years after its termination for any reason.

                  9.5 USE OF DATA. UNIVERSITY.COM shall not, during the term of this Agreement sell or rent to any third party, any customer list compiled as a result of identification of the PREA Users, and shall not solicit PREA Users for the sale of any products or services not expressly provided for under this Agreement without the prior written consent of PREA.

         10. WARRANTIES

                  10.1 MUTUAL REPRESENTATIONS, WARRANTIES AND COVENANTS. UNIVERSITY.COM and PREA each represent, warrant and covenant to the other that:

                  (a) it is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and has the corporate power to own its assets and properties and to carry on its business as now being and heretofore conducted;

                  (b) the execution, delivery and performance of this Agreement have been duly authorized, do not violate its certificate of incorporation, by-laws or similar governing instruments or applicable law and do not, and with the passage of time will not, materially conflict with or constitute a breach under any other agreement, judgment or instrument to which it is a party or by which it is bound;

                  (c) this Agreement is the legal, valid and binding obligation of such party, enforceable in accordance with its terms; and

                  (d) it will not knowingly distribute on the Site any content that (i) infringes any copyright, patent right, trademark right, publicity right or other right of any third party, (ii) violates any law or regulation, including without limitation the laws and regulations governing export control, (iii) is libelous or defamatory, (iv) is pornographic or obscene, or
                  (v) contains viruses, trojan horses, worms, time bombs or cancelbots.

                  10.2 REPRESENTATIONS, WARRANTIES AND COVENANTS OF PREA. PREA represents, warrants and covenants that:

                  (a) no authorization, consent or approval of, waiver or exemption by, or filing or registration with any public body, court, third party or authority is necessary on the part of PREA for the consummation by PREA of the transactions contemplated by this Agreement;

                  (b) All claims or representations made by or for PREA about PREA or any products or services included in the Site will be true and correct (and shall remain true and correct) and in compliance with all applicable laws and regulations throughout the term of this Agreement;

                  (c) the PREA Materials do not infringe or violate any copyright, patent, trademark, trade secret or other rights of any third party; and

                  10.3 REPRESENTATIONS, WARRANTIES AND COVENANTS OF UNIVERSITY.COM. UNIVERSITY.COM represents, warrants and covenants that:

                  (a) the Site will conform in all material respects to the Specifications and that UNIVERSITY.COM shall fix any material errors in the Site that cause a nonconformance with the Specifications;

                  (b) no authorization, consent or approval of, waiver or exemption by, or filing or registration with any public body, court, third party or authority is necessary on the part of UNIVERSITY.COM for the consummation by UNIVERSITY.COM of the transactions contemplated by this Agreement;

                  (c) the UNIVERSITY.COM Materials do not infringe or violate any copyright, patent, trademark, trade secret or other rights of any third party; and

                  (d) it will not mix or co-mingle any of the PREA Materials on the Site or captured as a result of this Agreement with any similar data, content or information from or of any of its other customers, users or third parties; and

                  10.4 DISCLAIMER. Except as provided herein, UNIVERSITY.COM makes no warranty or representation, either express or implied, that access to or operation of the Site will be uninterrupted or error free. EXCEPT AS SPECIFICALLY SET FORTH HEREIN, NEITHER PARTY MAKES ANY EXPRESS OR IMPLIED WARRANTIES RELATING TO THE SITE OR ITS USE OR FUNCTIONALITY OR THE MATERIALS PROVIDED HEREUNDER, AND SPECIFICALLY DISCLAIMS THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

         11. INDEMNIFICATION AND LIMITATION OF LIABILITY

                  11.1 INDEMNIFICATION BY PREA. PREA shall defend, indemnify and hold harmless UNIVERSITY.COM, its officers, agents, directors, and employees against any and all claims, actions, proceedings, expenses, damages and liabilities (including, without limitation, reasonable attorneys' fees), arising out of or in connection with (a) any breach of this Agreement by PREA, including the representations, warranties and covenants herein, (b) the PREA Materials or the PREA Intranet, and any use thereof, including without limitation, any infringement or violation of any trademark, copyright, trade secret, patent or other proprietary right with respect thereto, and (c) any use of PREA's intellectual property rights permitted herein.

                  11.2 INDEMNIFICATION BY UNIVERSITY.COM. UNIVERSITY.COM shall defend, indemnify and hold harmless PREA, its officers, agents, directors, and employees against any and all claims, actions, proceedings, expenses, damages and liabilities (including, without limitation, reasonable attorneys' fees), arising out of or in connection with (a) any breach of this Agreement by UNIVERSITY.COM, including the representations, warranties and covenants herein,
(b) the UNIVERSITY.COM Materials, and any use thereof, including, without limitation, any infringement or violation of any trademark, copyright, trade secret, patent or other proprietary right with respect thereto, and (c) any use of UNIVERSITY.COM's intellectual property rights permitted herein.

                  11.3 PROCEDURE FOR INDEMNIFICATION. Whenever an indemnified party hereunder becomes aware of a claim, suit or proceeding as to which it believes it is entitled to indemnification under this Article 11, it shall give notice in writing to the indemnifying party, shall permit the indemnifying party to assume exclusive control of the defense or settlement of the matter, and shall provide, at the indemnifying party's expense, all authority, information and assistance which such party may reasonably request for purposes of such defense. The indemnified party may engage its own counsel, at its own expense, to monitor the defense of any such matter.

                  11.4 LIMITATION OF LIABILITY. EXCEPT FOR LIABILITY ARISING UNDER SECTIONS 11.1 (b) AND (c), AND SECTION11.2 (b) AND (c), IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL OR SPECIAL DAMAGES (INCLUDING DAMAGES FOR LOST PROFITS, LOST DATA, INTERRUPTED COMMUNICATIONS, LOST BUSINESS OPPORTUNITY, FAILURE OF TRANSMISSION SERVICE, PERSONAL INJURY OR THE LIKE) RESULTING FROM ANY BREACH OF WARRANTY, REPRESENTATION OR COVENANT OR ANY OTHER TYPE OF CLAIM ARISING FROM OR OUT OF THIS AGREEMENT, INCLUDING WITHOUT LIMITATION, LIABILITY ARISING OUT OF CONTRACT, NEGLIGENCE, AND STRICT LIABILITY IN TORT OR WARRANTY, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

         12. MISCELLANEOUS

                  12.1 COMMUNICATIONS. Neither party shall (1) use or refer to in any press release, advertising, publicity, promotion, web site, marketing or other media or activities, any name, trade name, trademark or servicemark, logo, or other designation of the other party without such party's prior written approval; or (2) disclose that the parties have entered into this Agreement, without the other party's prior written approval, which shall not be unreasonably withheld.

                  12.2 DISPUTE RESOLUTION. Except for a breach of the confidentiality obligations contained in Article 9, any dispute, claim or controversy arising out of or in connection with this Agreement shall be settled by final and binding arbitration in Orange County, California under the then applicable Commercial Arbitration Rules of the American Arbitration Association
(AAA). Any such arbitration shall be conducted by one (1) arbitrator appointed by mutual agreement of the parties or, failing such agreement, in accordance with said Rules.

                  12.3 RELATIONSHIP. This Agreement does not make either party the employee, agent or legal representative of the other for any purpose whatsoever. Neither party is granted any right or authority to assume or to create any obligation or responsibility, express or implied, on behalf of or in the name of the other party. Each party is acting as an independent contractor.

                  12.4 ASSIGNMENT. Neither party shall have the right to assign or otherwise transfer its rights and obligations under this Agreement without the prior written consent of the other party; provided, however, UNIVERSITY.COM may assign this Agreement, or any rights or obligations hereunder, to the entity formed by the merger of UNIVERSITY.COM, INC. and Entreport Corporation upon notice to PREA. Notwithstanding the foregoing, PREA may assign this Agreement, or any rights or obligations hereunder, to an affiliate, subsidiary or any entity owned or controlled by PREA, or pursuant to merger, consolidation, demutualization, change of control or corporate reorganization upon notice to UNIVERSITY.COM. This Agreement shall be binding upon, and inure to the benefit of, UNIVERSITY.COM and PREA and their successors and permitted assigns. Any prohibited assignment or transfer shall be null and void.

                  12.5 NOTICES. Notices permitted or required to be given hereunder shall be deemed sufficient if given by registered or certified mail, postage prepaid, return receipt requested, by private courier service, or by facsimile addressed to the respective addresses of the parties first set forth above, or at such other addresses as the respective parties may designate by like notice from time to time. Notices so given shall be effective upon (a) receipt by the party to which notice is given, or (b) on the fifth (5th) day following domestic mailing or the tenth (l0th) day following international mailing, as may be the case, whichever occurs first.

                  12.6 ENTIRE AGREEMENT. This Agreement, including all Exhibits hereto which are incorporated herein, constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all proposals, oral or written, and all negotiations, conversations, and discussions.

                  12.7 AMENDMENT. This Agreement may not be modified, amended, rescinded, canceled or waived, in whole or in part, except by written amendment signed by both parties hereto.

                  12.8 GOVERNING LAW. This Agreement shall be governed by and interpreted under the laws of the State of California, without regard to its conflicts of laws rules.

                  12.9 SEVERABILITY. If any provision of this Agreement is found unenforceable under any laws or regulations applicable thereto, such provision terms shall be deemed stricken from this Agreement, but such invalidity or unenforceability shall not invalidate any of the other provisions of this Agreement.

                  12.10 COUNTERPARTS. This Agreement may be executed in two or more counterparts and each such counterpart shall be deemed an original hereof.

                  12.11 WAIVER. No failure by either party to take any action or assert any right hereunder shall be deemed to be a waiver of such right in the event of the continuation or repetition of the circumstances giving rise to such right.

                  12.12 REMEDIES. All remedies available to either party hereunder shall be cumulative in nature, and not exclusive.

                  12.13 INDEPENDENT CONTRACTORS. The parties to this Agreement are independent contractors, and no agency, partnership, joint venture or employee-employer relationship is intended or created by this Agreement. Neither party shall have the power to obligate or bind the other party. Personnel supplied by UNIVERSITY.COM shall work exclusively for or be under contract to UNIVERSITY.COM and shall not, for any purpose, be considered employees or agents of PREA. UNIVERSITY.COM assumes full responsibility for the acts of such personnel while performing services hereunder and shall be solely responsible for their supervision, direction and control, compensation, benefits and taxes.

                  12.14 INSURANCE. UNIVERSITY.COM shall obtain from a company or companies acceptable to PREA and maintain in force during the term of this Agreement and for not less than two (2) years thereafter, the following insurance coverages in at least the amounts indicated:

        -   Worker's Compensation                 -    Statutory
        -   Employer's Liability                  -    Not less than $250,000
        -   Comprehensive General Liability       -    Not less than $1,000,000
            Insurance including, Broad Form            combined single limit
            Contractual, Broad Form Property
            Damage, Personal Injury, Completed
            Operation and Products coverage.
        -   Comprehensive Auto                     -   Not less than $1,000,000
            Liability including, Owned,                combined single limit
            Non-owned and Hired Car coverage.

                  UNIVERSITY.COM shall, upon request, provide PREA with a certificate or Certificates of Insurance evidencing that the above-noted insurance requirements have been satisfied and specifying the PREA shall receive a 30-day advance notice of any cancellation of or reduction in coverage.

                  12.15 SURVIVAL. All provisions of this Agreement relating to proprietary rights, confidentiality and non-disclosure, indemnification and limitation of liability shall survive the completion of the Services or any termination of this Agreement.

                  12.16 NO PUBLICITY. UNIVERSITY.COM may not use PREA's name, or any trademark, service mark, trade name, logo or other commercial or product designations of PREA without the prior written consent of PREA in each instance.

                  12.17 EEO REQUIREMENTS. The following clauses shall apply if required by applicable law with respect to the performance of this Agreement and if this Agreement is not otherwise exempt under federal law or applicable regulations:

                  (a) UNIVERSITY.COM represents that it is an equal opportunity employer, as described in Section 202 of Executive Order 11246, dated September 24, 1976, as amended, and as such agrees to comply with the provisions of said Executive Order and its implementing regulations during the performance of this Agreement; and

                  (b) UNIVERSITY.COM agrees to comply with the affirmative action requirements of Part 60-741.4 Title 41, Code of Federal Regulations, with respect to individuals with disabilities during the performance of this Agreement; and

                  (c) UNIVERSITY.COM agrees to comply with the affirmative action requirements of Part 60-250.4 Title 41, Code of Federal Regulations, with respect to Disabled Veterans and Veterans of the Vietnam Era during the performance of this Agreement; and

                  (d) UNIVERSITY.COM agrees to comply with the provisions of Executive Order 11625 and its implementing regulations with respect to the utilization of minority business enterprises during the performance of this Agreement.

                  IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the Effective Date.


UNIVERSITY.COM, A JOINT VENTURE OF UNIVERSITY.COM, INC. AND ENTREPORT
CORPORATION

         UNIVERSITY.COM, INC.                      ENTREPORT CORPORATION

         By    /S/ BRUCE PETERSON                  By   /S/ WILLIAM A. SHUE
               ------------------                       ------------------------
               Bruce Peterson                      William A. Shue
               President                           President


THE PRUDENTIAL REAL ESTATE AFFILIATES, INC.


         By    DENNIS J. KELLY
               ---------------
               Dennis J. Kelly
               Senior Vice President, Network Services